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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Joy Global Inc. of our report dated January 14, 2002 relating to the financial statements and financial statement schedules, which appears in Joy Global Inc.'s Annual Report on Form 10-K as of October 31, 2001 and the period June 24, 2001 to October 31, 2001 (Successor Company) and the period November 1, 2000 to June 23, 2001 and at October 31, 2000 and for the two years then ended (Predecessor Company). We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
May 13, 2002